RENT-WAY REPORTS FISCAL 2006 SECOND QUARTER FINANCIAL RESULTS

      Second Quarter Rental Business Revenues Up 5.2%; Same Store Revenues Up 1.2%

ERIE, Pa., May 3, 2006/PRNewswire-First Call/-Rent-Way, Inc. (NYSE: RWY) today reported financial results for the three and six months ended March 31, 2006.

For the second quarter, the Company reported revenues of $142.4 million versus $136.2 million in the same quarter last year. Revenues from the Company’s core rental business (which excludes the Company’s dPi Teleconnect unit) were $138.4 million versus $131.6 million in the same quarter last year, an increase of 5.2%. Same store rental business revenue increased 1.2% versus last year’s quarter. Operating income in the quarter was $11.2 million, compared to $14.3 million in the same period last year. Net income was $2.1 million, compared to $6.3 million in the second quarter last year. Net income allocable to common shareholders was $1.6 million or $0.06 per diluted share versus net income of $5.8 million last year or $0.19 per diluted share. Net income for the quarter gives effect to a non-cash $0.1 million FAS 133 gain related to the conversion feature of the Company’s preferred stock. The FAS 133 gain was $0.6 million in last year’s quarter.

William Short, Rent-Way’s President, commented, “We experienced strong growth in potential weekly rental revenue during the quarter, and as predicted our same-store revenue comparisons were positive in the quarter. Looking forward for the balance of the fiscal and calendar year, we expect to see same store revenues in the 3% — 5% range.” Mr. Short continued, “During the quarter we opened 2 new stores, sold 2 stores, and acquired the rental agreements of another 2 which were merged into existing RentWay locations. This brings our total new store count to 8 this fiscal year, and 53 over the past 18 months. These stores continue to meet our expectations and our plan for the balance of the fiscal year is to continue to open new stores and seek out strategic acquisitions. We believe very strongly that continuing to invest in the growth of our business is the best way to maximize earnings and shareholder value.”

The Company ended the quarter with $37.0 million outstanding on its bank revolver, up from $18.0 million at March 31, 2005. The Company reported EBITDA for the quarter of $15.0 million versus $18.2 million in the same quarter last year. EBITDA as defined by the Company is operating income plus depreciation of property and equipment and amortization of intangibles. The Company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital. The Company reported net cash provided by operations for the quarter of $6.8 million versus $13.3 million in the same quarter last year.

Reconciliations of the non-GAAP measures mentioned above to the nearest comparable GAAP measures are presented in the chart of supplemental information accompanying this release.

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 784 stores in 34 states.

Safe-Harbor Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic and business conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to make principal and interest payments on its high level of outstanding debt, and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filing with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

RENT-WAY, INC. SELECTED BALANCE SHEET DATA (all dollars in thousands)
	March 31, 2006	September 30, 2005
	(unaudited)
Cash and cash equivalents	$ 7,378	$ 6,439
Prepaid expenses	6,637	7,962
Rental merchandise, net	234,551	194,178
Total Assets	505,156	460,485
Accounts payable	40,768	23,744
Debt	239,522	221,313
Total Liabilities	368,659	324,322
Shareholders' Equity	120,014	118,234
RENT-WAY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (all dollars in thousands except per share data)
	For the three months ended March 31,				For the six months ended March 31,
	2006		2005		2006		2005
Revenues:
Rental revenue	$119,564	84.0%	$114,199	83.8%	$226,798	83.9%	$220,141	83.9%
Prepaid phone service revenue	4,125	2.9%	4,742	3.5%	8,164	3.0%	9,304	3.5%
Other revenues	18,695	13.1%	17,257	12.7%	35,278	13.1%	33,050	12.6%

Total Revenues	142,384	100.0%	136,198	100.0%	270,240	100.0%	262,495	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	38,950	27.4%	36,005	26.4%	72,593	26.9%	68,521	26.1%
Property and equipment	3,655	2.6%	3,902	2.9%	7,226	2.7%	8,413	3.2%
Amortization of intangibles	196	0.1%	28	0.0%	381	0.1%	56	0.0%
Cost of prepaid phone service	2,733	1.9%	2,871	2.1%	5,269	1.9%	5,777	2.2%
Salaries and wages	36,950	26.0%	34,764	25.5%	73,585	27.2%	69,584	26.5%
Advertising, net	5,156	3.6%	4,733	3.5%	11,109	4.1%	10,085	3.8%
Occupancy	10,195	7.2%	9,289	6.8%	20,130	7.4%	18,349	7.0%
Other operating expenses	33,351	23.4%	30,305	22.3%	61,374	22.7%	56,247	21.4%

Total costs and operating expenses	131,186	92.1%	121,897	89.5%	251,667	93.1%	237,032	90.3%
Operating income	11,198	7.9%	14,301	10.5%	18,573	6.9%	25,463	9.7%
Other income (expense):
Interest expense	(7,334)	-5.2%	(7,291)	-5.4%	(14,308)	-5.3%	(14,358)	-5.5%
Interest income	21	0.0%	7	0.0%	42	0.0%	13	0.0%
Amortization of deferred financing costs	(331)	-0.2%	(285)	-0.2%	(649)	-0.2%	(565)	-0.2%
Other income (expense), net	355	0.2%	1,025	0.8%	2,269	0.8%	(239)	-0.1%

Income before income taxes and discontinued operations	3,909	2.7%	7,757	5.7%	5,927	2.2%	10,314	3.9%
Income tax expense	1,697	1.2%	1,395	1.0%	3,085	1.1%	2,790	1.1%

Income before discontinued operations	2,212	1.6%	6,362	4.7%	2,842	1.1%	7,524	2.9%
Loss from discontinued operations	(69)	0.0%	(53)	0.0%	(92)	0.0%	(181)	-0.1%

Net income	$2,143	1.5%	$6,309	4.6%	$2,750	1.0%	$7,343	2.8%

Preferred stock dividend and accretion of preferred stock	(585)	-0.4%	(534)	-0.4%	(1,164)	-0.4%	(1,069)	-0.4%

Net income allocable to common shareholders	$1,558	1.1%	$5,775	4.2%	$1,586	0.6%	$6,274	2.4%

Earnings per common share:
Basic earnings per common share
Income before discontinued operations		$0.08		$0.24		$0.11		$0.29

Net income allocable to common shareholders		$0.06		$0.22		$0.06		$0.24

Diluted earnings per common share
Income before discontinued operations		$0.08		$0.19		$0.03		$0.28

Net income allocable to common shareholders		$0.06		$0.19		$0.03		$0.23

Weighted average common shares outstanding:
Basic	26,387	26,244	26,384	26,244

Diluted	26,612	29,992	29,827	26,728

Calculation of EBITDA and Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA For the Three and Six Months Ended March 31, 2006 and 2005 (all dollars in thousands)

	Three Months Ended		Six Months Ended
	03/31/06 (unaudited)	03/31/05 (unaudited)	03/31/06 (unaudited)	03/31/05 (unaudited)
Calculation of EBITDA
Operating income	$11,198	$14,301	$18,573	$25,463
Depreciation - property and equipment	3,655	3,902	7,226	8,413
Amortization of intangibles	196	28	381	56

EBITDA	$15,049	$18,231	$26,180	$33,932

Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA

	Three Months Ended		Six Months Ended
	03/31/06 (unaudited)	03/31/05 (unaudited)	03/31/06 (unaudited)	03/31/05 (unaudited)
Net cash provided by (used in) operating activities	$ 6,761	$ 13,338	$(3,800)	$(4,711)
Net cash used in discontinued operations	69	53	92	181
Adjustments to reconcile net income to net cash provided by
(used in) operating activities	(45,125)	(40,749)	(82,760)	(80,438)
Changes in assets and liabilities	40,438	33,667	89,218	92,311
Depreciation - property and equipment	3,655	3,902	7,226	8,413
Amortization of intangibles	196	28	381	56
Interest expense	7,334	7,291	14,308	14,358
Interest income	(21)	(7)	(42)	(13)
Amortization of deferred financing costs	331	285	649	565
Other income	(355)	(1,025)	(2,269)	239
Income taxes	1,697	1,395	3,085	2,790
Loss from discontinued operations	69	53	92	181

EBITDA	$ 15,049	$ 18,231	$ 26,180	$ 33,932